Exhibit 99.1

Seneca Foods Reports Financial Results for the Fourth Quarter 2018

and for the Twelve Months Ended March 31, 2018

MARION, N.Y. June 29, 2018 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and year ended March 31, 2018.

Highlights (vs. year-ago, year-to-date results):

■	Net sales increased 4.2% to $1,314.8 million.
■	The increase in sales attributed to favorable sales mix and higher selling price variance of $50.5 million and favorable sales volume variance of $2.1 million.
■	The favorable sales volume variance was primarily due to the Truitt acquisition in the first quarter of 2018.
■	Net earnings decreased to a loss of $(13.8) million or $(1.41) per diluted share.
■	A significant portion of the net earnings comparative decline was attributable to a non-recurring plant restructuring charge of $10.0 million in the current year.
■	The previously reported financial statements have been restated to reflect the change in when revenue is recognized under the Green Giant contract.

“Fiscal Year 2018 was a challenging year for us. The canned fruit business in particular continued to struggle. As a result, we announced the closing of our Modesto, California facility during the year. This decision had a direct impact on our fiscal year earnings as we incurred approximately $10.0 million of plant restructuring charges. In addition, the Company determined that it needed to restate prior year financial statements regarding the bill and hold treatment for the Green Giant contract. The restatement relates to the timing of when revenue is recognized for this contract,” stated Kraig Kayser, President and Chief Executive Officer.

Financial Results for the Fiscal 2018 Year

Seneca Foods Corporation reported a net loss for the fiscal year ended March 31, 2018 of $(13.8) million, or $(1.41) per diluted share, compared to net earnings of $15.9 million, or $1.60 per diluted share, in the fiscal year ended March 31, 2017. A significant portion of the net earnings decrease was attributable to non-recurring restructuring charges related to the Modesto plant closing of $10.0 million which occurred in the current year.

Net sales for the fiscal year ended March 31, 2018 increased from the fiscal year ended March 31, 2017 by 4.2%, to $1,314.8 million.  The increase in net sales is attributable to higher selling prices/more favorable sales mix of $50.5 million and increased sales volume of $2.1 million, which is primarily due to the Truitt acquisition in the first quarter of 2018.

Operating (loss) income was $(5.3) million and $34.7 million for the year ended March 31, 2018 and 2017, respectively. Operating income, excluding the LIFO charge/credit and the restructuring charges, for the twelve months ended March 31, 2018 and the twelve months ended March 31, 2017, was $19.7 million and $26.4 million, respectively. A reconciliation of reported operating income to operating income excluding LIFO and plant restructuring charges is provided below.

Other operating income in 2018 includes a bargain purchase gain of $1.8 million due to the Truitt acquisition, a gain on the sale of a plant of $1.1 million and a gain on the partial sale of a plant of $0.4 million. Other operating expense in 2017 was $2.4 million and mostly included a charge of $1.2 million related to costs incurred due to some roof collapses at a Northwest plant and a charge for an impairment of a long-term asset of $1.1 million.

The Company corrected some inadvertent errors in connection with the application of its revenue recognition policy with respect to bill and hold transactions in fiscal 2018 and also restated its prior financial statements consistent with such policy. As a result, for those periods the Company recognized revenue under the Green Giant contract when the product was physically delivered rather than at the time title transferred under the former bill and hold treatment. Effective April 1, 2018, the Company anticipates that under new revenue recognition standards issued by the Financial Accounting Standards Board, bill and hold treatment will once again be appropriate for a majority of the Company's Green Giant contract. The Company will have some small changes with its revenue recognition relating to labeling and warehousing services which will be recognized into revenue as those services are performed. Otherwise the packaging of canned and frozen vegetables under the Green Giant contract will qualify for bill and hold treatment beginning with the first interim period for the fiscal year ending March 31, 2019. The Company will apply the full retrospective method of adoption of this new accounting standard meaning that information in the Company's financial statements for prior periods will be reclassified to conform to the current period classification. The Company anticipates that the retrospective reclassification of revenue under the new accounting standard will result in the timing of the recognition of revenue in connection with the Green Giant contract to be substantively similar to the Company's bill and hold policy prior to the restatement.

Highlights (vs. year-ago, fourth quarter results):

■	Net sales increased $19.0 million, or 6.8% to $299.7 million.
■	Net earnings decreased to a loss of $(14.3) million or $(1.46) per diluted share.
■	A significant portion of the net earnings comparative decline was attributable to a non-recurring plant restructuring charge of $9.9 million in fourth quarter of the current year.

Financial Results for the Fourth Quarter of 2018

The Company reported a net loss for the fiscal fourth quarter of 2018 of $(14.3) million, or $(1.46) per diluted share, compared to net earnings of $0.3 million, or $0.03 per diluted share, in the fiscal fourth quarter of 2017.  Net sales for the fourth quarter ended March 31, 2018, increased from the fourth quarter ended March 31, 2017, by 6.8%, to $299.7 million.

Operating (loss) income was $(14.7) million and $4.8 million for the quarter ended March 31, 2018 and 2017, respectively. Operating (loss) income, excluding the LIFO credit/charge and the restructuring charge/credit, was $1.5 million for the quarter ended March 31, 2018 and $(3.5) million for the quarter ended March 31, 2017. A reconciliation of reported operating income to operating income excluding LIFO and plant restructuring charges is provided below.

About Seneca Foods Corporation

Seneca Foods is North America’s leading provider of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 2,000 American farms. Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, CherryMan®, Green Valley®, Aunt Nellie’s®, READ®, Seneca Farms® and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring and enhance the understanding of the Company’s historical operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. The Company’s financial covenants under its various credit facilities are calculated on a FIFO basis.

Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring:

	Quarter Ended		Twelve Months Ended
	In millions		In millions
	3/31/2018	3/31/2017	3/31/2018	3/31/2017
	FY 2018	FY 2017	FY 2018	FY 2017
		(Restated)		(Restated)

Operating income, as reported:	$(14.7)	$4.8	$(5.3)	$34.7

LIFO charge (credit)	6.3	(7.4)	15.0	(10.1)

Plant restructuring charge (credit)	9.9	(0.9)	10.0	1.8

Operating (loss) income, excluding LIFO and plant restructuring impact	$1.5	$(3.5)	$19.7	$26.4

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Year Ended
EBITDA and FIFO EBITDA:	March 31, 2018	March 31, 2017
	(In thousands)
		(Restated)

Net (loss) earnings	$(13,811)	$15,895
Income tax (benefit) expense	(6,472)	9,753
Interest expense, net of interest income	15,037	9,672
Depreciation and amortization	31,547	24,824
Interest amortization	(284)	(340)
EBITDA	26,017	59,804
LIFO charge (credit)	14,968	(10,099)
FIFO EBITDA	$40,985	$49,705

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made. Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations;
●	changes in accounting principles or the application of such principle to the Company; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2018 and 2017
(In thousands of dollars, except share data)

	Fourth Quarter		Year-to-Date
	Fiscal 2018	Fiscal 2017	Fiscal 2018	Fiscal 2017
		(Restated)		(Restated)

Net sales	$299,679	$280,690	$1,314,765	$1,262,198

Plant restructuring expense (credit) (note 2)	$9,854	$(949)	$10,011	$1,829

Other operating income (expense) net (note 3)	$1,056	$(1,265)	$3,671	$(2,437)

Operating (loss) income (note 1)	$(14,742)	$4,809	$(5,267)	$34,742
Earnings from equity investment	-	(78)	(21)	(578)
Interest expense, net	4,375	2,963	15,037	9,672
(Loss) earnings before income taxes	$(19,117)	$1,924	$(20,283)	$25,648

Income taxes (benefit) expense	(4,867)	1,604	(6,472)	9,753

Net (loss) earnings	$(14,250)	$320	$(13,811)	$15,895

(Loss) earnings attributable to common stock	$(14,201)	$311	$(13,768)	$15,726

Basic (loss) earnings per share	$(1.46)	$0.03	$(1.41)	$1.61

Diluted (loss) earnings per share	$(1.46)	$0.03	$(1.41)	$1.60

Weighted average shares outstanding basic	9,731,723	9,771,116	9,769,300	9,785,455

Weighted average shares outstanding diluted	9,801,660	9,840,945	9,839,237	9,855,284

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results increased operating earnings by $6,306,000 for the three month period ended March 31, 2018 and increased operating earnings by $7,430,000 for the three month period ended March
31, 2017. The effect of the LIFO inventory valuation method on year-to-date pre-tax results decreased operating earnings by
$14,968,000 for the twelve month period ended March 31, 2018 and increased operating earnings by $10,099,000 for the twelve month period ended March 31, 2017.
Note 2: The twelve month period ended March 31, 2018 included a restructuring charge primarily for operating lease costs of $5,393,000 and pension costs of $4,168,000.
The twelve month period ended March 31, 2017 included a restructuring charge primarily for severance and moving costs of $1,829,000.
Note 3: Other income for the twelve month period ended March 31, 2018 of $3,671,000 represents a credit for $1,786,000 related to a bargain purchase gain due to the Truitt acquisition, a gain on the sale of a plant for $1,089,000, a partial sale of a plant of $443,000 and a net gain on the sale of unused fixed assets of $353,000 and other minor items.
Other loss for the twelve month period ended March 31, 2017 of $2,437,000 represents a charge for $1,160,000 related to some costs incurred due to some roof collapses as a result of heavy snowfall at at Northwest plant, a charge for impairment of a long-term asset of
$1,052,000, a net loss on the sale of unused fixed assets of $177,000 and other minor items.
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